Weinberg & Company, P.A.

  [Letterhead]

November 17, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  RE: NEW CENTURY CAPITAL & CONSULTING CORP.
                         FILE REF. NO. 0-31269

We were previously the principal accountant for New Century Capital & Consulting Corp. and, under the date of June 16, 2000 we reported on the financial statements of New Century Capital & Consulting Corp. On November 17, 2000, our appointment as principal accountant was terminated. We have read New Century Capital & Consulting Corp's statements included under Item 4 of its Form 8-K dated November 17, 2000, and we agree with such statements.

                                         Very truly yours,


                                         Weinberg & Company, P.A.
                                         Certified Public Accountants